Exhibit 21.15

SUBSIDIARIES OF DTE ENERGY COMPANY
DTE Energy Company’s principal subsidiaries as of December 31, 2019 are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary		State of Incorporation
1.	DTE Electric Company	Michigan
2.	DTE Enterprises, Inc.	Michigan
3.	DTE Pipeline Company	Michigan
4.	DTE Gas Enterprises, LLC	Michigan
5.	DTE Gas Company	Michigan
6.	DTE Energy Resources, LLC	Delaware
7.	DTE Gas Holdings, Inc.	Michigan
8.	DTE Energy Services, Inc.	Michigan
9.	DTE Electric Holdings, LLC	Michigan